US-DOCS\170057516.5 140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES Austin Milan Beijing Munich Boston New York Brussels Orange County Chicago Paris Dubai Riyadh Düsseldorf San Diego Frankfurt San Francisco Hamburg Seoul Hong Kong Silicon Valley Houston Singapore London Tel Aviv Los Angeles Tokyo Madrid Washington, D.C. April 15, 2026 Hippo Holdings Inc. 1 Almaden Blvd, Suite 400 San Jose, California 95113 Re: Registration Statement on Form S-8 To the addressee set forth above: We have acted as special counsel to Hippo Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to an aggregate of 1,541,700 additional shares (the “Shares”) of common stock, $0.0001 par value per share (“Common Stock”) consisting of (i) 1,284,750 shares of Common Stock which may be issued pursuant to the Company’s 2021 Incentive Award Plan (the “2021 Plan”) and (ii) 256,950 shares of Common Stock which may be issued pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the 2021 Plan, the “Plans”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S- K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Shares. As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

April 15, 2026 Page 2 US-DOCS\170057516.5 Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by and pursuant to the applicable Plans, and assuming in each case that the individual issuances, grants or awards under the applicable Plans are duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the applicable Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. Sincerely, /s/ Latham & Watkins LLP